Exhibit 99.1

CONTACTS:

Cassondra Todd

(626) 229-9191

cassondra.todd@guidancesoftware.com

Jonathan Heit

(310) 496-4470

jonathan@allisonpr.com

Former SEC Chief Accountant

Joins Guidance Software Board of Directors

Lynn Turner brings a wealth of government and corporate expertise to the world leader in digital investigations

PASADENA, Calif. (February 14, 2007) – Guidance Software Inc. (NASDAQ:GUID), the world leader in digital investigations, announced today that former Securities and Exchange Commission Chief Accountant Lynn Turner has joined the Board of Directors. As chairman of the Audit Committee, Mr. Turner will provide the company with unmatched expertise cultivated by extensive experience in both the corporate finance and government sectors.

Mr. Turner served as Chief Accountant with the SEC from 1998 to 2001 during which he acted as the principal advisor to the SEC Chairman and the Commission on Financial Reporting and Disclosures by Public Companies in US Capital Markets. In this capacity, he was at the forefront of policy issues related to corporate governance and the development of U.S. and international accounting, disclosure and auditing standards, including standards used by software companies.

Mr. Turner stated “I am excited about joining the Guidance Board and working with the talented team of people it has built. Guidance is a company that has developed quality software tools used by many companies when it comes to compliance, auditing, eDiscovery and other regulatory issues.”.

“The addition of Lynn Turner to our Board of Directors is a major milestone for Guidance Software,” said Guidance CEO John Colbert. “As we continue to forge a leadership position in the area of digital investigations, his experience in the government and corporate sectors will be an incredible benefit to our company. Additionally, as we have just recently joined the ranks of publicly held companies, Mr. Turner’s deep understanding of the SEC and financial reporting requirements strengthens our ability to ensure that our processes adhere with the strictest best practices of corporate governance.”

Mr. Turner’s corporate experience includes his current position as managing director of research at Glass Lewis & Co., an analytical proxy and financial research firm that objectively evaluates the corporate integrity and financial transparency of public companies. He also serves as a member of the Board and chair of the audit committee of a mutual fund, member of the Standards Advisory Group of the Public Company Accounting Oversight Board, and served on the board of Sun Microsystems from 2002 through 2005, including a period as the audit committee chair. He also was a professor of accounting at Colorado State University.

Mr. Turner previously served as Chief Financial Officer and Vice President of Symbios, Inc. where he was responsible for the company’s financial and management reporting, risk management and budgeting processes. Before joining Symbios, Turner was a partner with Coopers & Lybrand, (now Pricewaterhouse Coopers) where he served as one of the firm’s national SEC review partners.

Mr. Turner received a master’s degree in accounting from the University of Nebraska and an undergraduate degree in business administration with a concentration in accounting from Colorado State University.

About Guidance Software (GUID)

Guidance Software is recognized worldwide as the industry leader in digital investigative solutions. Its EnCase® platform provides the foundation for government, corporate and law enforcement organizations to conduct thorough and effective computer investigations of any kind, such as responding to eDiscovery requests, intellectual property theft, compliance auditing and incident response—all while maintaining the forensic integrity of the data. There are more than 20,000 licensed users of the technology, and thousands of investigators and corporate security personnel attend Guidance Software’s forensic methodology training annually. Validated by numerous courts worldwide, EnCase is also frequently honored with top security awards and recognition from eWEEK, SC Magazine and Network Computing, as well as the Socha-Gelbman survey.